EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-37304, 333-74940, 333-114979, 333-123948, 333-137869, 333-158500, 333-187619, 333-195046, 333-207136, and 333-203407 on Form S-8 and 333-198093 on Form S-3 of our report dated April 1, 2016 (March 31, 2017 as to Note 1), relating to the consolidated financial statements of Cartesian, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s ability to continue as a going concern) appearing in this Annual Report on Form 10-K of Cartesian, Inc. for the fiscal year ended December 31, 2016.

/s/ DELOITTE & TOUCHE LLP

KANSAS CITY, MISSOURI

March 31, 2017